Exhibit 3.3

SEALY INDUSTRIAL PARTNERS IV REIT, LLC

Limited Liability Company Agreement Dated as of February 25, 2022

SEALY INDUSTRIAL PARTNERS IV REIT, LLC

Limited Liability Company Agreement Table of Contents

	8.2	Restrictions on Ownership and Transfers	15
	8.3	Shares Held in the Charitable Trust	15
	8.4	Remedies for Breach	17
	8.5	Notice of Restricted Transfer	18
	8.6	Owners Required To Provide Information	18
	8.7	Interpretation	18
	8.8	Remedies Not Limited	18
	8.9	Legend	18
	8.10	Enforcement	18
	8.11	Non-Waiver	19
	8.12	Admission	19
	8.13	Waivers	19
	8.14	Ownership Limitations in Upstream Entity	19
9	Limitation of Liability and Indemnification		19
	9.1	Limited Liability	19
	9.2	Exculpation	20
	9.3	Indemnification	20
	9.4	Payment of Indemnification Expenses	20
	9.5	Insurance	21
	9.6	Amendments	21
10	Miscellaneous		21
	10.1	Non Recognition of Certain Transfers	21
	10.2	Withdrawal	21
	10.3	Dissolution	21
	10.4	Amendment	21
	10.5	Term	22
	10.6	Information Rights	22
	10.7	Confidentiality	22
	10.8	Other Activities of Shareholders	22
	10.9	Applicable Law	22
	10.10	Notices and Reports	22
	10.11	Severability	23
	10.12	Entire Agreement	23
	10.13	Conflicts	23
	10.14	Waiver of Partition	23
	10.15	Successors and Assigns	23
	10.16	Further Actions	23
	10.17	Titles	24
	10.18	Counterparts	24

SEALY INDUSTRIAL PARTNERS IV REIT, LLC

Limited Liability Company Agreement

1.
Recitals and Definitions.
1.1.
Recitals. This Limited Liability Company Agreement (as amended or restated from time to time, this “Agreement”) is entered into as of February 25, 2022, by Sealy Industrial Partners IV, LP, a Georgia limited partnership (the “Fund”), as the sole Common Shareholder of the Company (as defined below), to establish Sealy Industrial Partners IV REIT, LLC (the “Company”), a limited liability company pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).
1.2.
Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” has the meaning set forth in Section 1.1 (page 1).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and with respect to the initial Manager (as designated in Section 3.2), its members, officers and employees and their immediate family members. The term “control” (or any variation thereof) includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in Section 1.1 (page 1).

“Board of Managers” has the meaning set forth in Section 3.1 (page 3).

“Breach of Standard of Conduct” has the meaning set forth in Section 9.2 (page 18).

“Certificate” has the meaning set forth in Section 2.1 (page 2).

“Claims” has the meaning set forth in Section 9.3.A (page 8).

“Class” has the meaning set forth in Section 4.1 (page 6).

“Code” has the meaning set forth in Section 3.1.K (page 4).

“Company” has the meaning set forth in Section 1.1 (page 1).

“Common Shareholder” has the meaning set forth in Section 2.4 (page 3).

“Common Shares” has the meaning set forth in Section 4.6 (page 7).

“Entity” means any corporation, trust, limited liability company, partnership, association or other entity.

“ERISA” has the meaning set forth in Section 4.7 (page 7).

“Exculpated Party” means each member of the Board of Managers and their Affiliates;

each of the current and former partners, members, shareholders, directors, officers, employees, and managers of members of the Board of Managers and each of their Affiliates; and any other Person designated by the Board of Managers or Company as an Exculpated Party who serves at the request of the Board of Managers on behalf of the Company or its subsidiaries and whose status as an “Exculpated Party” would not otherwise be inconsistent with the Fund Agreement.

“Fund” has the meaning set forth in Section 1.1 (page 1).

“Fund Agreement” means the limited partnership agreement of the Fund, as it may be amended or restated from time to time.

“Manager” has the meaning set forth in Section 3.2 (page 5).

“Member” means any member of the Fund.

“Person” means a natural person or any Entity.

“Preferred Shares” has the meaning set forth in Section 4.6 (page 7).

“REIT” has the meaning set forth in Section 3.1.K (page 4).

“REIT Election Date” has the meaning set forth in Section 3.7 (page 6).

“Shareholders” has the meaning set forth in Section 4.1 (page 6).

“Shares” has the meaning set forth in Section 4.1 (page 6).

2.
Name and Purpose.
2.1.
Organization. The Company has been formed by the filing of its Certificate of Formation (as amended and/or restated from time to time, the “Certificate”) with the Delaware Secretary of State pursuant to the Act on February 25, 2022. The Certificate may be restated by the Board of Managers as provided in the Act or amended by the Board of Managers to change the address of the registered office of the Company in Delaware and the name and address of its registered resident agent in Delaware or to make corrections or changes permitted or required by the Act or this Agreement. The Board of Managers shall deliver a copy of the Certificate and any amendment thereto to any Shareholder who so requests.
2.2.
Name. The Company shall be known as “Sealy Industrial Partners IV REIT, LLC” and the Board of Managers shall conduct the business of the Company under that name or any other name or names as the Board of Managers may from time to time determine.
2.3.
Purpose. The purpose of the Company shall be, directly or indirectly, through affiliated or unaffiliated entities, to invest in, operate, manage, lease, develop, reposition,

finance, and sell real estate and real estate-related assets, and to conduct such other business as authorized by the Board of Managers, consistent with the Fund Agreement.

2.4.
Principal Business Office, Registered Office and Registered Agent. The principal business office of the Company shall be located at 333 Texas Street, Suite 1050, Shreveport, Louisiana 71101. The principal business office of the Company may be changed from time to time by the Board of Managers. The Board of Managers shall promptly give notice to each holder (a

“Common Shareholder”) of a Common Share of any change in such principal business office. The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The agent for service of process on the Company pursuant to the Act shall be Corporation Service Company. The registered agent and registered office of the Company may be changed by the Board of Managers from time to time.
2.5.
Qualification in Other Jurisdictions. The Board of Managers may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.
2.6.
Powers. In furtherance of its purposes, subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.
3.
Management.
3.1.
Management by Board of Managers. All powers to control and manage the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board of Managers”). The Board of Managers shall have exclusive management and control of the business and assets of the Company in conformity with the provisions of this Agreement. Except as otherwise provided in this Agreement, the Board of Managers shall have all power and authority with respect to the operations and business of the Company which may be conferred on a manager of a limited liability company under the Act, and shall generally have the same authority with respect to the management of the business of the Company as a board of directors does with respect to a corporation under Delaware law. Without limiting the foregoing, the Board of Managers shall have the following power and authority, all without the need for any approval by the Shareholders, unless otherwise specifically provided herein:
A.
Appointment of Officers and Agents. To appoint such officers and agents of the Company as the Board of Managers may deem appropriate and to delegate to such officers and agents such powers, functions, and duties as the Board of Managers may deem desirable or appropriate, including without limitation the power and authority to act in the name of the Company;
B.
Establish and Issue Shares. To establish, create and issue Shares in accordance with Section 4.1;
C.
Admit Shareholders. To admit new Shareholders to the Company, upon such terms as the Board of Managers may deem appropriate, subject to the other terms of this Agreement;
D.
Distributions. To determine the amount and timing of, and to pay distributions with respect to any one or more Classes of Shares, subject to the other terms of this Agreement and such limitations as to which the Board of Managers may agree with the holders of any Shares;
E.
Acquisition of Assets. To cause the Company to, directly or indirectly, purchase or otherwise acquire any assets of any Person for cash, Shares, or any other type of consideration;
F.
Disposition and Pledge of Assets. To cause the Company to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Company for cash, Shares or any other type of property or consideration, subject to Section 5.1;
G.
Compromise. To compromise, arbitrate or otherwise adjust claims in favor of or against the Company or any matter in controversy, including but not limited to claims against any Shareholder for contributions due to the Company and claims for taxes;
H.
Subsidiaries. To establish one or more subsidiaries and enter into any agreements relating to any other Entities, including joint ventures, and to exercise all rights of the Company with respect to any such Entities;
I.
Borrowing, Guarantees and Security. To cause the Company to borrow funds, endorse or guarantee the payment of any notes or other obligations of any Person, make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof, and mortgage and pledge the property of the Company or any part thereof to secure any of or all such obligations;
J.
Insurance. To cause the Company to purchase and pay for entirely out of the property of the Company such insurance as the Board of Managers may deem necessary or appropriate for the conduct of the business, including, without limitation, insurance policies insuring the assets of the Company, and insurance policies under Section 9.5;
K.
Consent Dividends. To the extent necessary or appropriate to maintain the status of the Company as a real estate investment trust (a “REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended from time to time, together with any successor statute thereto and the regulations promulgated thereunder (the “Code”), and avoid the imposition of any federal income or excise tax, to exercise any rights of the Company to require Shareholders to take actions that result in consent dividends within the meaning of Section 565 of the Code;
L.
Taxes. To make, change, and revoke such tax elections on behalf of the Company as the Board of Managers deems appropriate, including, without limitation, an election to be treated as a REIT or to revoke such status; and
M.
Payment. To pay or cause to be paid out of assets of the Company all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Company.
3.2.
Composition and Selection of the Board of Managers. The Board of Managers shall consist of four managers or such other number as the Common Shareholders shall designate (each a “Manager”). The Common Shareholders shall have the exclusive right to appoint each Manager and to remove and replace each Manager at any time and for any reason with or without cause and with or without notice to any other Person, in each case upon the affirmative vote or consent of the holders of a majority of the then issued and outstanding Common Shares. If a Manager resigns pursuant to Section 3.4, is removed, or otherwise ceases to serve as a member of the Board of Managers of the Company, the Common Shareholders shall have the power to elect a replacement Manager upon the affirmative vote or consent of the holders of a majority of the then issued and outstanding Common Shares, or to reduce the number of Managers then serving on the Board of Managers, provided that in no case will there be less than one Manager. The initial Managers are Scott P. Sealy, Sr., Mark P. Sealy, Scott P. Sealy, Jr. and Michael P. Sealy.
3.3.
Action by the Board of Managers. All actions taken by the Board of Managers under this Agreement shall require the affirmative vote or written consent of a majority of the Board of Managers unless such other voting percentage is set forth in this Agreement. The Board of Managers may exercise on behalf of the Company, and may delegate to a third party, all of the powers set forth in Section 3.1 and Section 3.7; provided, that the management and the conduct of the activities of the Company remain the sole responsibility of the Board of Managers and all decisions relating to the selection and disposition of the Company’s assets are made exclusively by the Board of Managers.
3.4.
Resignation of a Manager. Any member of the Board of Managers may resign as a Manager by written instrument signed by the resigning Manager and delivered to the Common Shareholders. Any such resignation shall take effect upon such delivery or upon such later date as is specified in such instrument.
3.5.
Reliance by Third Parties. In dealing with the Board of Managers and its duly appointed agents, including any single Manager of the Company authorized to execute and deliver any contract or instrument by or on behalf of the Company, no Person is required to inquire as to the Board of Managers’ or any such agent’s authority to bind the Company. This Section 3.5 shall not be deemed to limit the liabilities and obligations of the Board of Managers as set forth in this Agreement.
3.6.
Authority of Shareholders. Unless specifically authorized by the Board of Managers, no Shareholder, in its capacity as such, shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Shareholder.
3.7.
Tax Status; Qualification as REIT. Commencing on a date to be determined by the Board of Managers (the “REIT Election Date”), the Board of Managers is authorized to conduct the business of the Company in such manner as is necessary to cause the Company to qualify as a REIT and maintain such qualification until such time as the Board of Managers determines, in its sole discretion that it is no longer in the interest of the Common Shareholders to do so. Prior to the REIT Election Date, the Board of Managers shall take no action that would result in the Company (i) being treated as other than a single member limited liability company and a disregarded entity of its sole Common Shareholder for federal income tax purposes or (ii) recognizing any taxable income for federal income tax purposes. The Board of Managers, or any officer authorized by the Board of Managers, shall take such action as it determines, including filing of a Form 8832, Entity Classification Election, to establish the Company as a corporation eligible to elect to qualify for taxation as a REIT effective as of the REIT Election Date.
4.
Shares of Beneficial Interest.
4.1.
Number and Classes of Shares. The membership interests in the Company shall be divided into transferable shares (“Shares”) of membership interest. Shares may be divided into classes (each a “Class”) having such different distribution, liquidation, voting and other rights as may be specified herein or as the Board of Managers may specify in one or more amendments to this Agreement. Unless otherwise specified in an amendment to this Agreement which establishes a Class, no approval shall be required from the holders (“Shareholders”) of the Shares of any Class for the creation, establishment or issuance of Shares of any other Class, whether by amendment to this Agreement or otherwise. Each Shareholder shall be a member of the Company for purposes of the Act. A Person shall be admitted as a Shareholder upon its execution of an instrument satisfactory to the Company signifying its agreement to be bound by this Agreement and the acceptance of such agreement on behalf of the Company. Each Share of the same Class shall be entitled to the same rights as each other Share of the Class. Subject to the limitations provided in this Agreement and such further limitations as the Board of Managers may adopt in connection with the creation of Classes of Shares and the issuance thereof, (i) the Company may establish as many Classes of Shares as the Board of Managers may determine, (ii) the Company may issue such number of Shares of any Class as the Board of Managers may determine, (iii) Shares of any Class may have such rights, preferences, terms and conditions as the Board of Managers may determine, including without limitation, rights to convert Shares of one Class into Shares of another Class, (iv) Shares may be issued for such consideration (or for no consideration if pursuant to a Share distribution or split-up or like transaction) as the Board of Managers may deem advisable, including cash, property, past or future services, or obligations for future payment, and (v) the Board of Managers may classify or reclassify any unissued Shares or any Shares previously issued and reacquired into Shares of a different Class. The Company may hold reacquired Shares as treasury shares and reissue treasury shares for such consideration and on such terms as it may determine, or cancel any reacquired Shares.
4.2.
Equality. Each Share of a particular Class shall be equal to each other Share of that Class. The Board of Managers may from time to time divide or combine the Shares of any particular Class into a greater or lesser number of Shares of that Class without thereby changing the proportionate beneficial interest in the assets belonging to that Class or in any way affecting the rights of Shares of that Class.
4.3.
Fractional Shares. Any fractional Share of any Class shall carry a proportionate part of all the rights and obligations of a whole Share of that Class, including rights and obligations with respect to voting, receipt of distributions, and liquidation of the Company.
4.4.
No Preemptive or Appraisal Rights. Except as the Board of Managers may otherwise agree with respect to any specified Shares or Shares held by any one or more specified Shareholders or Classes, no Shareholder shall have any preemptive or other right to subscribe to any additional Shares or other securities issued by the Company and shall have no right of appraisal with respect to such Shareholder’s Shares if the Company takes any action as to which such Shareholder dissents.
4.5.
Records of Shares. The Company shall keep books in which shall be recorded the number of Shares standing to the credit of each Shareholder. Separate record books shall be maintained for each Class of Shares. No certificates certifying the ownership of the Shares need be issued except as the Board of Managers may otherwise determine from time to time. The Board of Managers may make such rules as it may consider appropriate for the issuance of Share certificates, the use of facsimile signatures, the transfer of Shares and similar matters. The record books of the Company as kept by the Company, the Board of Managers or any transfer or similar agent, as the case may be, shall be conclusive, in the absence of manifest error, as to who are the holders of Shares and as to the number of Shares of any Class held from time to time by each owner of Shares.
4.6.
Authorization of Common Shares and Preferred Shares. The Shares shall initially be divided into two Classes, “Common Shares” and “Preferred Shares,” each with such rights, preferences, terms and conditions as are specified herein (including any amendment hereto).
4.7.
Transferability. Subject to the restrictions on transfer contained in this Section

4.7 and Article 8, in any subscription agreement or in any other agreement between the Company and the Shareholders related to the transferability of Shares, the Shares shall be freely transferable. The Board of Managers may impose such restrictions on the transfer of the Shares as it may determine to be appropriate in order to (i) permit the Company to be exempt from registration as an “investment company” pursuant to the Investment Company Act of 1940, as amended, (ii) avoid causing the assets of the Company to be “plan assets” under the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto (“ERISA”), and regulations promulgated thereunder, including those in 29 C.F.R. Part 2510.3-101, as modified by Section 3(42) of ERISA, (iii) avoid causing the Company to violate (or fail to qualify from any exemption with respect to) any applicable federal, state or foreign securities laws, or (iv) avoid causing the Company to fail to qualify as a REIT. Shares shall be transferable or assignable only on the books and records of the Company by the holder in person or by attorney upon surrender to the Company or its transfer agent or registrar of the certificate, if any, theretofore properly endorsed, or, if sought to be transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Company or its transfer agent or registrar may reasonably require.

4.8.
Record Holders. Except as may otherwise be required by law or by this Agreement, the Company shall be entitled to treat the record holder of Shares as shown on its books as the owner of such Shares for all purposes, including any payment of distributions and the right to vote with respect thereto, if any, regardless of any transfer, pledge or other disposition of such Shares, until the Shares have been transferred on the books of the Company in accordance with the requirements of this Agreement.
4.9.
Addresses of Shareholders. It shall be the duty of a Shareholder to notify the Company of his or her postal address and any changes thereto.
5.
Common Shares.
5.1.
Voting Rights. Except as provided below in this Section 5.1, no Common Shareholder shall have any voting rights. The following acts shall require the affirmative vote or consent of the holders of a majority of the then issued and outstanding Common Shares and, other than those described in Section 5.1.A, the Board of Managers:
A.
the establishment of the number of Managers serving on the Board of Managers, the removal of a Manager, and the appointment of a replacement Manager pursuant to Section 3.2;
B.
the sale, lease or exchange of all or substantially all of the assets of the Company;
C.
the merger or consolidation of the Company with or into one of more other Entities;
D.
the conversion of the Company into any other Entity; and
E.
the dissolution of the Company pursuant to Section 10.3.A.

5.2.
Distributions. Except as otherwise provided in this Agreement, distributions on Common Shares may be paid to the Common Shareholders out of the assets of the Company with such frequency as the Board of Managers may determine. All distributions on Common Shares shall be distributed pro rata to the Common Shareholders in proportion to the number of Common Shares held by such holders at the date and time of record established for the payment of such distributions. Such distributions may be made in cash, property or Shares or a combination thereof as determined by the Board of Managers so long as each Common Shareholder receives a pro rata portion of each type of distribution.
5.3.
Liquidation. Except as otherwise provided in this Agreement, in the event of the liquidation or dissolution of the Company, the Common Shareholders shall be entitled to receive, when and as declared by the Board of Managers, distributions in the amount of the excess of the assets of the Company over the liabilities of the Company and any liquidation preference to which the holders of Preferred Shares may be entitled. The assets so distributable to the Common Shareholders shall be distributed pro rata among the Common Shareholders in proportion to the number of Common Shares held by them.
5.4.
Initial Issuance of Common Shares; Additional Capital Contributions. As of the date hereof, the Common Shareholder has been issued one hundred (100) Common Shares for good and valuable consideration as determined by the Board of Managers. Subject to the provisions of Section 4.7 and Article 8, such Common Shares shall be freely transferable and are fully paid and non-assessable. Any additional payments by or on behalf of a Common Shareholder to the Company shall be treated as an additional capital contribution of such Common Shareholder in respect of its Common Shares, except as otherwise designated by the Board of Managers and such Common Shareholder.
6.
Preferred Shares.
6.1.
Future Issuance of Preferred Shares. In connection with the Company’s qualification as a REIT for federal income tax purposes, the Company may establish and issue a series of Preferred Shares upon such terms and conditions, and with such rights and preferences, as the Board of Managers may determine. The Board of Managers is authorized to unilaterally amend or restate this Agreement to set forth such terms, conditions, rights and preferences, including through (but not limited to) the adoption of a certificate of designation or similar instrument to adopt the rights and preferences associated with such Preferred Shares.
7.
Shareholders’ Voting Powers and Meetings.
7.1.
Voting Powers. The holders of the Shares outstanding shall have the power to vote only with respect to such matters, if any, as may be required by this Agreement or the requirements of applicable regulatory agencies, if any. Shares outstanding may be voted in person or by proxy. A proxy with respect to Shares outstanding, held in the name of two or more persons, shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.
7.2.
Meetings. No annual or regular meeting of Shareholders is required. Special meetings of Shareholders may be called by the Board of Managers or any Shareholder or Shareholders owning at least ten percent (10%) of the Common Shares from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders as herein provided or upon any other matter deemed by the Board of Managers to be necessary or desirable. Written notice of any meeting of Shareholders shall be given or caused to be given by the Board of Managers in any form and at any time before the meeting as the Board of Managers deems appropriate. Any Shareholder may prospectively or retroactively waive the receipt of notice of a meeting.
7.3.
Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Board of Managers may from time to time close the transfer books for such period, not exceeding thirty (30) days (except at or in connection with the dissolution of the Company), as the Board of Managers may determine; or without closing the transfer books the Board of Managers may fix a date and time not more than ninety (90) days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though he or she has since that date and time disposed of his Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

7.4.
Quorum and Required Vote. A majority of the Shares entitled to vote on any matter shall be a quorum for the transaction of business at a Shareholders’ meeting, but twenty- five percent (25%) shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. A majority of the Shares entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of this Agreement.
7.5.
Action by Written Consent. Any action taken by Shareholders may be taken without a meeting if the holders of a majority of Shares entitled to vote thereon (or such larger proportion thereof as shall be required by any express provision of this Agreement) consent to the action in writing. Such written consents shall be filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders and shall bind all Shareholders and their successors or assigns.
7.6.
Classes. The references in this Article 7 to meetings, quorum, voting and actions by written consent (and any related matters) of Shareholders shall be understood to apply separately to individual Classes of Shareholders where the context requires.
8.
Restrictions on Transfer and Ownership.
8.1.
Relevant Definitions. For the purpose of this Article 8, the following terms shall have the following meanings:

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned for purposes of Code Section 542(a)(2), taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section

856(h)(3) of the Code, except that in determining the number of Shares Beneficially Owned by a Person, no Share shall be counted more than once. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g., Shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Agreement requires a determination of the percentage of outstanding shares of a class of Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” have correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York, are authorized or required by law, regulation, or executive order to close.

“Charitable Beneficiary” means, with respect to any Charitable Trust, one or more beneficiaries of the Charitable Trust, as determined pursuant to Section 8.3.E.

“Charitable Trust” means any trust provided for in Section 8.2.C.

“Charitable Trustee” means one of the trustees designated by the Board of Managers, until such time as the Charitable Trustee resigns or the Board of Managers designates another Person that is a “United States Person” within the meaning of Code Section 7701(a)(30) and that is unaffiliated with either the Company or a Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the interests that would have been owned of record by the Prohibited Owner), to serve as trustee of the Charitable Trust.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have the correlative meanings.

“Domestically Controlled REIT” means a REIT that is a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Individual” means a) an “individual” within the meaning of Section 542(a)(2) of the

Code, as modified by Section 544 of the Code, and b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.

“Market Price” on any date means, with respect to any class or series of outstanding Shares, the fair market value of Shares, as determined by the Board of Managers.

“Non-Transfer Event” means any event or other change in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares.

“One Hundred Shareholders Date” shall mean the first date upon which the Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

“Pension-Held REIT” means a pension-held REIT as defined in Section 856(h)(3)(D) of the Code.

“Person” means an Individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 8.2.C, would Beneficially Own or Constructively Own Shares in violation of Section 8.2.A or Section 8.2.B, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” means the first day on which the Board of Managers determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership, and Transfers of Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

“Similar Law” means any federal, state, local, non-U.S., or other law or regulation that could cause the underlying assets of the Company to be treated as assets of a Beneficial Owner or Constructive Owner by virtue of its interest in any Shares and thereby subject the Company and the Board of Managers (or other Persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including

(a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” have the correlative meanings.

8.2.
Restrictions on Ownership and Transfers.
A.
No Person shall Beneficially Own or Constructively Own Shares prior to the Restriction Termination Date to the extent that such Beneficial Ownership or Constructive Ownership of Shares would: i) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the

Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); ii) unless otherwise determined by the Board of Managers, becoming classified as a Pension-Held REIT, iii) unless otherwise determined by the Board of Managers, failing to be a Domestically Controlled REIT; or iv) cause a. all or any portion of the assets of the Company to i. constitute “plan assets” (for purposes of Title I ERISA, Section 4975 of the Code, or under any applicable Similar Law) of any Person or ii. be subject to the provisions of ERISA, Section 4975 of the Code, or any applicable Similar Law or b. the Board of Managers (or any other Person responsible for the investment or operation of the Company’s assets) to become a fiduciary with respect to any Person pursuant to ERISA, Section 4975 of the Code, any applicable Similar Law, or otherwise.

B.
Notwithstanding any other provisions contained herein, any Transfer of Shares or Non-Transfer Event that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) after the One Hundred Shareholders Date and before the Restriction Termination Date shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
C.
If any Transfer of Shares or any Non-Transfer Event occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 8.2.A or Section 8.2.B, then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2.A or Section 8.2.B (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares. If such a transfer to the Charitable Trust would not be effective for any reason to prevent the violation of Section 8.2.A or Section 8.2.B, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 8.2.A or Section 8.2.B shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
8.3.
Shares Held in the Charitable Trust.
A.
Status of Shares Held in the Charitable Trust. Shares held in the Charitable Trust shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held in the Charitable Trust. The Prohibited Owner shall not benefit economically from ownership of any Shares held in the Charitable Trust, shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
B.
Distribution and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions paid over to the Charitable Trustee shall be held in the Charitable Trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to the Act, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee and ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible company action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 8, until the Company has received notification that Shares have been transferred into a Charitable Trust, the Company shall be entitled to rely on its Share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of Shareholders.
C.
Sale of Shares in the Charitable Trust. As soon as reasonably practicable, after receiving notice from the Company that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the restrictions on ownership and transfer of Shares set forth in Section 8.2. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate, and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.3.C. The Prohibited Owner shall receive the lesser of i) the price paid by the Prohibited Owner for the Shares or, if the price paid by the Prohibited Owner in connection with the event causing the Shares to be held in the Charitable Trust was less than the Market Price of the Shares on the date of such event, the Market Price of the Shares on the date of such event and ii) the price per Share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee shall reduce the amount payable to the Prohibited Owner by the amount of any distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.3.B. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (1) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (2) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.3.C, such Prohibited Owner shall pay such excess to the Charitable Trustee for the benefit of the Charitable Beneficiary upon demand.
D.
Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of i) the price per Share in the transaction that resulted in such transfer to the Charitable Trust or, if such price per share was less than the Market Price of the Shares on the date of such transaction, the Market Price of the Shares on the date of such transaction and ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 8.3.C. Upon such a sale to the Company, the interest of the

Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Charitable Trustee may reduce the amount so distributed to the Prohibited Owner by the amount of any distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.3.B.

E.
Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Company shall designate one or more non-profit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that i) Shares held in the Charitable Trust would not violate the restrictions on ownership and transfer of Shares set forth in Section 8.2 in the hands of such Charitable Beneficiary and ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code. The designation of a non-profit organization as a Charitable Beneficiary shall not entitle such non-profit organization to serve in such capacity and the Board of Managers may, in its sole discretion, designate a different non- profit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Board of Managers with respect to the application of this Article 8 shall be binding on each Charitable Beneficiary. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Charitable Trustee before the automatic transfer provided for in Section 8.2.C shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment.
8.4.
Remedies for Breach. If the Board of Managers shall at any time determine that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 8.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 8.2 (whether or not such violation is intended), the Board of Managers shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Company to redeem Shares, refusing to give effect to such Transfer on the books of the Company, or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfers or attempted Transfers or Non-Transfer Events in violation of Section 8.2 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Managers. Nothing contained in this Article 8 shall limit the authority of the Board of Managers to take such other action as it deems necessary or advisable to protect the Company and the interests of its Shareholders in preserving the Company’s status as a REIT.
8.5.
Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 8.2, or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.2.C, shall immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status as a REIT.
8.6.
Owners Required To Provide Information. Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person

(including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Company such information in writing as the Company may request in order to determine the Company’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
8.7.
Interpretation. In the case of an ambiguity in the application of any of the provisions of this Article 8, or any definition contained in Section 8.1, the Board of Managers shall have the power to determine the application of the provisions of this Article 8 with respect to any situation based on the facts known to it. In the event this Article 8 requires an action by the Board of Managers and this Agreement fails to provide specific guidance with respect to such action, the Board of Managers shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 8. Absent a decision to the contrary by the Board of Managers (which the Board of Managers may make in its sole and absolute discretion), if a Person would have but for the remedies set forth in Section 8.2.C, Section 8.3, or Section 8.4 acquired or retained Beneficial Ownership, Constructive Ownership, or beneficial ownership (within the meaning of Section 856(a)(5) of the Code) of Shares in violation of Section 8.2.A or Section 8.2.B, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned, Constructively Owned or beneficially owned (within the meaning of Section 856(a)(5) of the Code), but not actually owned, by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
8.8.
Remedies Not Limited. Nothing contained in this Article 8 shall limit the authority of the Board of Managers to take such other action as it deems necessary or advisable to protect the Company and the interests of its Shareholders in preserving the Company’s status as a REIT and in preventing the Company from becoming a Pension-Held REIT or failing to be a Domestically Controlled REIT.
8.9.
Legend. Any certificate evidencing any Shares shall bear a legend describing the restrictions on ownership and transfer of Shares set forth in this Article 8. Instead of such a foregoing legend, the certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.
8.10.
Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 8.
8.11.
Non-Waiver. No delay or failure on the part of the Company or the Board of Managers in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Managers, as the case may be, except to the extent specifically waived in writing.
8.12.
Admission. Upon any Transfer that complies with the provisions of this Agreement, the transferee shall automatically be admitted as a Shareholder of the Company.
8.13.
Waivers. The Board of Managers, in its sole discretion, may exempt (prospectively or, with respect to Common Shares, retroactively) a Person from ownership limits set forth in Section 8.2.A or Section 8.2.B, as applicable. The Board of Managers may condition such exemption or waiver upon receipt of representations and undertakings from such Person as the Board of Managers, in its discretion, determines are reasonably necessary to ascertain that such Person’s Beneficial Ownership, Constructive Ownership or beneficial ownership (within the meaning of Section 856(a)(5) of the Code) of such Shares will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code, or cause the Company to become a Pension-Held REIT or to fail to be a Domestically Controlled REIT (unless, in each case, the Board of Managers has determined that classification as a Pension-Held REIT, or that failure to be a Domestically Controlled REIT, is in the best interests of the Company and its Common Shareholders, and may require such Person to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Article 8) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Section 8.2.C. Prior to granting any exception pursuant to this Section 8.13, the Board of Managers may, in its sole discretion, require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Managers in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT, or in order to determine or ensure the Company’s status as other than a Pension-Held REIT or as a Domestically Controlled REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Managers may impose such conditions or restrictions as it deems appropriate in connection with granting any such exception.
8.14.
Ownership Limitations in Upstream Entity. If a direct or indirect holder of Shares that is an Entity has in its organizational documents provisions that operate upon the occurrence of an event or circumstance described in Section 8.2.A or Section 8.2.B and effectively avoid the operation of Section 8.2.C with respect to such event or circumstance, the provisions in such direct or indirect shareholder’s organizational documents shall be applied before the provisions of this Article 8 and, to the extent the provisions in such direct or indirect shareholder’s organizational documents prevent a violation of Section 8.2.A or Section 8.2.B with respect to Shares held by the direct or indirect shareholder, the provisions of this Article 8 shall not be applicable to such Shares.
9.
Limitation of Liability and Indemnification.
9.1.
Limited Liability. Except as otherwise provided in the Act, neither the Shareholders nor any Manager (nor the Board of Managers as a whole), nor any of the Company’s officers, employees or agents shall be personally liable for any debt, obligation or liability of the Company or of any Shareholder, whether arising in contract, tort or otherwise, solely by reason of such status.

9.2.
Exculpation. No Exculpated Party shall have any liability to the Company or any Shareholder for any loss suffered by the Company or any Shareholder which arises out of any action or inaction of an Exculpated Party if such Exculpated Party, in good faith, determined that such course of conduct was in, and not opposed to, the best interests of the Company and such course of conduct did not constitute fraud, bad faith, willful misconduct, gross negligence, or reckless disregard for the Exculpated Party’s duties. No Exculpated Party shall be liable to the Company or to any Shareholder for negligence or for honest mistakes of judgment or losses or liabilities due to such mistakes or due to the negligence, dishonesty, unlawful acts or bad faith of any broker or other agent, accountant, attorney, other professional or person employed by an Indemnitee or the Company provided that such person was selected, engaged, retained and supervised by such Indemnitee with reasonable care (a “Breach of Standard of Conduct”). No Exculpated Party shall have any liability for acts taken in good faith upon the written advice of counsel that such acts were permissible under governing documents and applicable law. To the extent any decision or determination has been made in reliance in good faith upon such advice, such decision or determination shall be deemed to have been made without committing a Breach of Standard of Conduct. To the extent permitted by law, each Exculpated Party’s duties (including fiduciary duties) to the Company, any Shareholder or any other Person shall be limited to those set forth in this Agreement.
9.3.
Indemnification.
A.
Subject to the limitations contained in this Section 9.3, the Company shall indemnify each Exculpated Party against all losses, liabilities, damages and expenses (collectively, “Claims”) incurred by such Exculpated Party in connection with their activities on behalf of, or their association with, the Company, except to the extent (A) the person seeking such indemnification engaged in conduct that constitutes (i) a Breach of Standard of Conduct and such conduct was the proximate cause of the Claims or (ii) a violation of securities laws that has a material adverse effect on the Company or (B) the Claims relate to disputes between a Manager or its affiliates, on the one hand, and other affiliates of such Manager, on the other hand.
B.
The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Exculpated Party may be entitled, and nothing contained in this Section 9.3 shall limit any lawful rights to indemnification existing independently of this Section 9.3. If for any reason the indemnification called for by this Section 9.3 is unavailable or insufficient to hold harmless an Exculpated Party in accordance with the terms hereof (other than as a result of a failure to satisfy the conditions to such indemnification as set forth in the preceding paragraph), then the Company shall contribute to the amount paid or payable by such Exculpated Party (which contribution may equal up to 100% of such amount), such that the Exculpated Party would be in the same financial position it would have been in if the indemnification called for by this Section 9.3 were available and sufficient.
9.4.
Payment of Indemnification Expenses. Prior to the final disposition of any claim or proceeding with respect to which any Exculpated Party may be entitled to indemnification hereunder, in the Board of Managers’ sole discretion, the Company may pay to the Exculpated Party, in advance of such final disposition, an amount equal to all expenses of such Exculpated Party reasonably incurred in the defense of such claim or proceeding so long as the Company has received a written undertaking of such Exculpated Party to repay to the Company the amount so advanced if it shall be finally determined that such Exculpated Party was not entitled to indemnification hereunder.
9.5.
Insurance. The Company may purchase and maintain insurance on behalf of any Exculpated Person or any other Person who is or was an employee or agent of the Company or any other Entity in which the Company holds any interest, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement. The Company’s obligation to provide indemnification under this Article 8.1 will be reduced by any amounts the indemnified party receives as indemnification under any policy of insurance, whether or not purchased and maintained on such Person’s behalf by the Company, but no such indemnified party will be obligated to first seek amounts as indemnification (i) from any policy of insurance, or (ii) under any other applicable indemnification provision.
9.6.
Amendments. The provisions of this Article 8.1 are for the benefit of the Exculpated Parties and their respective heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other such Person. Any amendment, modification or repeal of this Article 8.1 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Exculpated Party under this Article 8.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
10.
Miscellaneous.
10.1.
Non Recognition of Certain Transfers. Any transfer or assignment of any interest in the Company not permitted by this Agreement shall be ineffective and shall not be recognized by the Board of Managers.
10.2.
Withdrawal. Except as otherwise provided in this Agreement, no Shareholder shall be entitled to withdraw from the Company and no Shareholder shall be entitled to the return of such Shareholder’s capital or any other payment upon withdrawal under Section 18-604 of the Act or otherwise.
10.3.
Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:
A.
an election by the Board of Managers to dissolve the Company that is approved by the holders of a majority of the then issued and outstanding Common Shares; or
B.
the entry of a decree of judicial dissolution under Section 18-802 of the

Act.

The Shareholders shall not have the right to dissolve the Company without the consent of the Board of Managers. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware.

10.4.
Amendment. Except as otherwise provided in this Agreement including Section 6.1, this Agreement may be amended from time to time by the affirmative vote or consent of the Board of Managers and the holders of a majority of the then issued and outstanding Common Shares.
10.5.
Term. Unless dissolved as provided herein, the Company shall continue without limitation of time.
10.6.
Information Rights. Notwithstanding anything contrary in this Agreement, to the fullest extent permitted by Section 18-305(c) and (g) of the Act, the Board of Managers shall have the right to withhold any requested information and keep confidential from the Shareholders, for such period of time as the Board of Managers deems reasonable, any information which the Board of Managers reasonably believes to be in the nature of trade secrets (including, financial information and the like which is proprietary in nature and non-public) or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.
10.7.
Confidentiality. Except as provided below in this Section 10.7, each Shareholder agrees, at all times during the term of the Company and thereafter and whether or not at that time it is a Shareholder, to maintain the confidentiality of, and not to disclose to any Person other than the Company, another Shareholder or a Person designated by the Company, any information that is not generally known to the public relating to the identity of any Shareholder or the business, financial structure, financial position or results or affairs of the Company. Each Shareholder may deliver or disclose confidential information to (i) its directors, officers, members, partners, employees, agents, attorneys, affiliates and its financial, tax and other professional advisors (to the extent such Persons agree to comply with the terms of this Section 10.7, (ii) any regulatory or self-regulatory authority having jurisdiction over a Shareholder or (iii) any other Person to which such delivery or disclosure may be required by law or legal process applicable to a Shareholder.
10.8.
Other Activities of Shareholders. Neither this Agreement, nor any activity undertaken on behalf of the Company, shall prevent any of the Shareholders or any of the Affiliates of the Shareholders, or any Person owning any direct or indirect interest in a Shareholder, individually or jointly with others, from engaging in any other activities or businesses or from making investments, whether or not those activities, businesses or investments are similar in nature to, or may be competitive with, the business of the Company. Neither the Shareholders nor their Affiliates shall have any obligation to account to the Company or to one another for any profits or other benefits derived from other activities, businesses or investments. The Shareholders and their respective Affiliates shall not be obligated to present to the Company or each other any particular investment opportunity, regardless of whether such opportunity was presented to the Company or any of them, and the Shareholders or their Affiliates shall have the right to take for their own accounts, or to recommend to others, any such investment opportunity.

10.9.
Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws principles. In the event of any conflict between any provision of this Agreement and any waivable provision of the Act, the provision of this Agreement shall control.
10.10.
Notices and Reports. Each notice relating to this Agreement must be in writing and delivered (a) in person, by registered or certified mail or by private courier or (b) by e-mail or other electronic means, with such confirmation as the Board of Managers deems appropriate under the circumstances. All notices to any Shareholder must be delivered to such Shareholder at its last known address as set forth in the records of the Company. All notices to the Board of Managers must be delivered to the Board of Managers at 333 Texas Street, Suite 1050, Shreveport, Louisiana 71101. Any Shareholder may designate a new address for notices by giving written notice to that effect to the Company. The Board of Managers may designate a new address for notices by giving written notice to that effect to each of the Shareholders. Unless otherwise specifically provided in this Agreement, a notice given in accordance with the foregoing clause (a) is deemed to have been effectively given three business days after such notice is mailed by registered or certified mail, return receipt requested, and one business day after such notice is sent by Federal Express or other one-day service provider, to the proper address, or at the time delivered when delivered in person or by private courier. Any notice to the Board of Managers or to a Shareholder by e-mail or other electronic means in accordance with the foregoing clause (b) is deemed to have been effectively given when sent and confirmed in such manner as the Board of Managers deems appropriate under the circumstances.
10.11.
Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.
10.12.
Entire Agreement. This Agreement, any agreements or documents referenced herein, to the extent such agreements or documents are clearly construed as having substantive impact on the interpretation of this Agreement, and any subscription agreements with any Shareholder constitute the entire agreement among the Shareholders with respect to the subject matter hereof and supersede any prior agreement or understanding among them with respect to such subject matter. Any representations and warranties of any Shareholders in any subscription agreement will survive the execution and delivery of this Agreement.
10.13.
Conflicts. To the extent of any conflict created by the interpretation of this Agreement and the Fund Agreement, the Fund Agreement shall control.
10.14.
Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and liquidation of the Company, each Shareholder hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company property.

10.15.
Successors and Assigns. This Agreement inures to the benefit of the Shareholders and the Exculpated Parties, and is binding upon the parties, and their respective successors, permitted assigns and, in the case of individual Exculpated Parties, heirs, and legal representatives.
10.16.
Further Actions. Each Shareholder agrees to execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably (as determined by the Board of Managers) be requested by the Board of Managers in connection with the formation of the Company and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Board of Managers determines to be necessary or appropriate to form, qualify or continue the Company as (i) a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its investment and other activities and (ii) a REIT under the Code, as well as all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Company.
10.17.
Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the Board of Managers, in its own name and on behalf of the Company, is authorized without the consent of any Person, including any Shareholder, to take such action as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.
10.18.
Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.
10.19.
Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument. The exchange of copies of this Agreement and of executed signature pages of this Agreement by facsimile transmission or electronic imaging will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. The signature of a party transmitted electronically (including by facsimile or scanned copy via Portable Document Format

(PDF) or similar technology) will be deemed to be such party’s original signature for all purposes.

[Remainder of Page Intentionally Left Blank]

This Agreement of the Company is hereby executed by the undersigned parties as of the date first stated above.

Common Shareholder:

Sealy Industrial Partners IV, LP, a Georgia limited partnership

By: Sealy Industrial Partners IV GP, LLC, a Georgia limited liability company

By: /s/ Mark P. Sealy

Board of Managers:

/s/ Scott P. Sealy, Sr.
Scott P. Sealy, Sr.

/s/ Mark P. Sealy
Mark P. Sealy

/s// Scott P. Sealy, Jr.
Scott P. Sealy, Jr.

/s/ Michael P. Sealy
Michael P. Sealy

Signature Page to Sealy Industrial Partners IV REIT, LLC

Limited Liability Company Agreement